Exhibit 99.1

NEWS RELEASE	For additional information contact:
For Immediate Release	Stephen R. Theroux
President
603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR 2008

Newport, New Hampshire – January 27, 2009 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the Bank), today reported consolidated net income for the year ended December 31, 2008 of $5,725,072, or $0.99 per share (fully diluted), compared to $4,515,682, or $0.92 per share (fully diluted), for the year ended December 31, 2007, an increase of $1,209,390, or 26.78%. For the quarter ended December 31, 2008, NHTB recorded net income of $1,828,876, or $0.32 per share (fully diluted), compared to $1,118,291, or $0.19 per share (fully diluted), for the quarter ended December 31, 2007, an increase of $710,585, or 63.54%. The Company’s returns on average assets and equity for the year ended December 31, 2008 were 0.69% and 7.84%, respectively, compared to 0.61% and 7.95%, respectively, in 2007.

The increase in the amount of $1,209,390 in net income for the year ended December 31, 2008 reflects an increase in the amount of $5,659,267, or 27.93%, in net interest and dividend income. Noninterest income increased in the amount of $782,721, or 11.32%, for the year ended December 31, 2008, which includes non-cash charges of $879,720 due to the other-than-temporary impairment of Fannie Mae Preferred stock and $719,231 due to impairment charges on the Bank’s mortgage servicing rights valuation. These impairment charges were offset by income from gains on the sales of investment securities in the amount of $804,303. For the year ended December 31, 2008, noninterest expense increased by $3,990,712, or 19.35%, due to a full year of expenses associated with the operations of the two banks acquired during 2007. The increase in the amount of $710,585 in net income for the quarter ended December 31, 2008 reflects an increase of $1,112,026, or 18.85%, in net interest and dividend income. Noninterest income increased in the amount of $566,826, or 28.63%, for the three months ended December 31, 2008, which includes a non-cash charge of $680,872 due to an impairment charge on the Bank’s mortgage servicing rights valuation. This impairment charge was offset by income from gains on the sales of investment securities in the amount of $804,303. Noninterest expense increased $379,490, or 5.82%, for the quarter ended December 31, 2008. A decrease in the Bank’s cost of funds helped to increase the interest rate margin to 3.51% at December 31, 2008, as compared to 3.06% at December 31, 2007. Total loan production for the year ended December 31, 2008 amounted to $241,431,731, compared to $200,787,883 for the year ended December 31, 2007, an increase of $40,643,848, or 20.24%.

Total assets amounted to $843,198,414 at December 31, 2008, compared to $834,209,842 at December 31, 2007. Loans held in portfolio increased by $10,445,828, to $636,720,290 at December 31, 2008, from $626,274,462 at December 31, 2007. Total deposits increased by $401,308 to $653,353,325 at December 31, 2008 from $652,952,017 at December 31, 2007. Advances from the Federal Home Loan Bank (FHLB) increased by $2,930,611 from $63,386,874 at December 31, 2007 to $66,317,485 at December 31, 2008.

Shareholders’ equity of $74,677,092 resulted in a book value of $12.99 per share at December 31, 2008 based on 5,747,772 shares of common stock outstanding, an increase of $0.30 per share from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per share is payable on January 30, 2009 to shareholders of record of January 23, 2009. The Bank remains well-capitalized with a Tier I Capital ratio of 8.12% at December 31, 2008. Non-performing assets as a percentage of total assets amounted to 0.87%, as compared to 0.60% at of December 31, 2007.

The Company’s Annual Shareholder’s Meeting will be held on May 14, 2009 at 10:00 a.m. in the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

	Three Months Ended		Twelve Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Interest and Dividend Income	$10,549,519	$11,348,518	$42,635,777	$39,643,077
Interest Expense	3,537,171	5,448,196	16,714,048	19,380,615
Net Interest and Dividend Income	7,012,348	5,900,322	25,921,729	20,262,462
Provision for Loan Losses	740,500	17,500	1,101,100	122,500
Noninterest Income	2,546,495	1,979,669	7,697,098	6,914,377
Noninterest Expense	6,894,836	6,515,346	24,618,329	20,627,617
Net Income	$1,828,876	$1,118,291	$5,725,072	$4,515,682
Earnings Per Common Share, basic (1)	$0.32	$0.20	$1.00	$0.93
Earnings Per Common Share, assuming dilution (1)	$0.32	$0.19	$0.99	$0.92
Dividends Declared (1)	$0.13	$0.13	$0.52	$0.52

	As of 12/31/08	As of 12/31/07
Total Assets	$843,198,414	$834,209,842
Loans receivable, net	636,720,290	626,274,462
Securities	81,988,488	87,460,003
Total Deposits	653,353,325	652,952,017
Federal Home Loan Bank Advances	66,317,485	63,386,874
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	74,677,092	72,667,323
Book Value of Shares Outstanding	$12.99	$12.69
Tier I Core Capital to Assets	8.12%	7.84%
Shares Outstanding	5,747,772	5,726,772
Return on Average Assets	0.69%	0.61%
Return on Average Equity	7.84%	7.95%
Non-performing Assets as a % of Total Assets	0.87%	0.60%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.